Exhibit 99.1

PRESS RELEASE For Immediate Release	CONTACT: Nicole Ruiz (949) 833-8252 ext. 149 n.ruiz@tnpre.com

TNP Strategic Retail Trust Announces Agreement to Sell

Waianae Mall in Waianae, Hawaii

IRVINE, Calif., (October 18, 2012) – TNP Strategic Retail Trust, Inc. (the “Company”), a public non-traded REIT that invests in grocery and drug-store anchored, multi-tenant necessity retail properties and other real estate-related assets, announced today an agreement to sell Waianae Mall Shopping Center located on the island of Oahu in Hawaii. The Company acquired Waianae Mall in June 2010.

Waianae Mall is a neighborhood drug store anchored shopping center built in 1981. Longs Drugs (CVS) and City Mill Superhardware anchor the center. The property is also leased to a mix of national and regional tenants, including Burger King, Fantastic Sams, Goodyear Tire, State of Hawaii, American Savings Bank, Waianae District Health and Aaron Rents. The property consists of eleven buildings totaling 170,275 rentable square feet and is the only retail center in a 10 mile radius.

“The property has performed well and has met our strategic goals. We have decided to sell the property to realize a significant return on investment with the proceeds to be redeployed into new opportunities.” said Thompson National Properties’ senior vice president, acquisitions, Stephen Corea. “TNP continues to see attractive opportunities in the market in which to reinvest the proceeds from sale.”

The sale of Waianae Mall is subject to substantial conditions to closing. The closing of the acquisition of the property is expected to occur in late 2012 or early 2013. There is no assurance that the Company will sell the property on the terms described above or at all.

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multi-tenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. TNP Strategic Retail Trust has acquired 20 shopping centers in 14 states containing approximately 2.1 million square feet at an overall purchase price of more than $259 million since November 2009. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

About TNP

TNP is a real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for retail and high net worth individual investors. TNP is also involved heavily in both third-party property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

Headquartered in Irvine, California, TNP was founded in April 2008 and has six regional offices. As of October 17, 2012, TNP manages a portfolio of 144 commercial properties, in 30 states, totaling approximately 17.4 million square feet, on behalf of over 5,600 investor/owners with an overall purchase value of $2 billion. For more information regarding TNP, please visit www.tnpre.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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TNP

1900 Main Street, Suite 700    —    Irvine, CA 92614    —    T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com